EXHIBIT 16

Schedule for Computation of Performance Quotation

ROCKLAND GROWTH FUND - RETAIL

1.  Initial (December 2, 1996) Net Asset Value = 10.00

2. Number of hypothetical shares purchased = $1,000 divided by $10.00 = 100 shares

3.  Amount of dividends =  0

4.  Fees charges to shareholder accounts = 0

5.  Ending (September 30, 1997) Net Asset Value = $14.42

6.  Ending Redeemable value of hypothetical investment =
    100 x $14.42 = $1,442.00

7.  Total Return = ($1,442.00 - $1,000) divided by $1,000 = +44.20%

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Schedule for Computation of Performance Quotation

ROCKLAND GROWTH FUND - INSTITUTIONAL

1.  Initial (December 2, 1996) Net Asset Value = 10.00

2. Number of hypothetical shares purchased = $1,000 divided by $10.00 = 100 shares

3.  Amount of dividends =12/31/96 - $0.01640000 per
    share 100 = $1.64/$10.22 = 0.1605 shares

4.  Fees charges to shareholder accounts = 0

5.  Ending (September 30, 1997) Net Asset Value = $14.43

6.  Ending Redeemable value of hypothetical investment=
    100 + 0.1605 = 100.1605 x $14.43 = $1,445.32

7.  Total Return = ($1,445.32 - $1,000) divided by $1,000 = +44.53%